UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 23, 2014

LEGG MASON, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 539-0000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

From time to time, Legg Mason, Inc. may publish a non-GAAP measure “EBITDA, Bank Defined” in a public disclosure. EBITDA, Bank Defined, a liquidity measure, which is the measure of EBITDA that is used in the financial covenants of our bank credit agreement, is defined as Cash provided by operating activities plus (minus) (i) allocation of the repurchase prepayment of 2.5% convertible senior notes, (ii) interest expense, net of non-cash items, (iii) current income tax expense, (iv) gains/(losses) on investments and (v) net change of other assets and liabilities.

We believe that EBITDA, Bank Defined, is useful to investors as a refined liquidity measure that adds back certain cash items. This measure is provided in addition to Cash provided by operating activities and may not be comparable to non-GAAP performance measures, including measures of EBITDA or cash flow measures, of other companies. Further, EBITDA, Bank Defined is not to be confused with Net income, Cash provided by operating activities or other measures of earnings or cash flows under GAAP, and is provided as a supplement to, and not in replacement of, a GAAP measure.

Attached hereto as Exhibit 99.1 and incorporated herein by reference is a reconciliation of EBITDA, Bank Defined, to Cash provided by operating activities.

The information in this Section 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Subject Matter

99.1	Reconciliation of EBITDA, Bank Defined, to Cash provided by operating activities

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: June 23, 2014	By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President and General Counsel

LEGG MASON, INC.

EXHIBIT INDEX

Exhibit No.	Subject Matter

99.1	Reconciliation of EBITDA, Bank Defined, to Cash provided by operating activities